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Long-Term Followup in Phase 3 CLL Trial Shows Genasense® is Associated

with Significantly Increased Survival in All Responders

New Data to be Presented at ASCO Shows Survival Benefit in Complete and Partial

Responders Compared with Chemotherapy Alone

BERKELEY HEIGHTS, NJ – May 29, 2008 – Genta Incorporated (OTCBB: GNTA) announced the results of long-term followup from a Phase 3 trial of the Company’s lead oncology product, Genasense® (oblimersen sodium) Injection, in patients with chronic lymphocytic leukemia (CLL). With 5 years of followup, new data show that patients who achieved either a complete response (CR — the trial’s primary endpoint) or a partial response (PR) have also achieved a statistically significant increase in overall survival. The data will be featured in an oral presentation at the annual meeting of the American Society of Clinical Oncology (ASCO) in Chicago on June 2, 2008.

In the Phase 3 trial, 241 patients with relapsed or refractory CLL were randomly assigned to receive chemotherapy with fludarabine plus cyclophosphamide (Flu/Cy) with or without Genasense. This study achieved its primary endpoint, which was a statistically significant increase in the proportion of patients who achieved a complete or nodular partial response (CR) with the addition of Genasense to the Flu/Cy regimen. (17% vs. 7%; P=0.025). In addition, the median duration of CR was also significantly longer for patients treated with Genasense (median not reached but estimated to exceed 36 months vs. 22 months).

Previous analyses showed a significant benefit in overall survival accrued to patients who attained CR. Extended followup has shown that all major responses (CR+PR) achieved with Genasense have now been associated with significantly increased overall survival compared with all major responses achieved with chemotherapy alone (median = 56 months vs. 38 months, respectively). At 5 years, 22 of 49 (45%) responders in the Genasense group remain alive compared with 13 of 54 (24%) responders in the chemotherapy-only group (HR = 0.6; P = 0.038).

Moreover, with 5 years of follow-up, 12 of 20 patients (60%) in the Genasense group who achieved CR are alive, 5 of these patients remain in continuous CR without relapse, and 2 additional patients have relapsed but have not required additional therapy. By contrast, only 3 of 8 CR patients in the chemotherapy-only group are alive, all 3 have relapsed, and all 3 have required additional anti-leukemic treatment.

The Company has requested a meeting with the Center for Drug Evaluation and Research (CDER) at the Food and Drug Administration (FDA) to review this new information.

A scientific report of the initial safety and efficacy findings from this study was recently published (Journal of Clinical Oncology 25:1114, 2007).

About Chronic Lymphocytic Leukemia

CLL is the most common form of leukemia in adults. According to the American Cancer Society, approximately 8,000 patients will be diagnosed this year. More than 60,000 people in the U.S. currently have CLL. The disease arises in lymphocytes, a type of white blood cell that normally produces antibodies and serves important immune functions. Patients with CLL typically develop symptoms that may progress over a period of years, ultimately producing a generalized depression of immunity, marked increases in the size of spleen, liver and lymph nodes, and impaired production of other normal blood cells. Eventually, these problems may cause life-threatening complications, such as overwhelming infections and fatal bleeding. More information about CLL can be accessed at the website for the Lymphoma Research Foundation at: http://www.lymphoma.org.

About Genasense

Genasense inhibits production of Bcl-2, a protein made by cancer cells that is thought to block chemotherapy-induced apoptosis (programmed cell death). By reducing the amount of Bcl-2 in cancer cells, Genasense may enhance the effectiveness of current anticancer treatment. Genta is pursuing a broad clinical development program with Genasense evaluating its potential to treat various forms of cancer.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its DNA/RNA Medicines program. Genta is currently recruiting patients to the AGENDA Trial, a global Phase 3 trial of Genasense in patients with advanced melanoma. The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. The Company has developed G4544, an oral formulation of the active ingredient in Ganite, that has recently entered clinical trials as a potential treatment for diseases associated with accelerated bone loss. The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drug as paclitaxel and docetaxel. Ganite and Genasense are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

SAFE HARBOR

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;
•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•

the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the Company’s risk of bankruptcy if it is unsuccessful in obtaining such financing;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2007 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:

Genta Investor Relations

info@genta.com